WOLTERS KLUWER U.S. CORPORATION
                             161 North Clark Street
                          Chicago, Illinois 60601-3221

Ovid Technologies, Inc.
333 Seventh Avenue
New York, New York 10001
Attention: Mark Nelson, President

Mr. Mark L. Nelson
c/o Ovid Technologies, Inc.
333 Seventh Avenue
New York, New York 10001

Ladies and Gentlemen:

     In order to induce Wolters Kluwer U.S. Corporation ("WKUS") to commit the resources, forego other potential opportunities, and incur the legal, accounting, and incidental expenses necessary to properly evaluate acquiring 100% of the equity of Ovid Technologies, Inc. (the "Company") and to negotiate the terms of definitive documentation with respect thereto, the Company and Mark Nelson ("Nelson") agree that

     (a) WKUS will have exclusive negotiating rights which will expire on the earlier of (i) Monday, September 28, 1998 at 5:00 p.m. or (ii) the time at which the discussions and negotiations with respect to the possible acquisition of the equity have been finally terminated by WKUS (the "Expiration Time"). That is, from and after the date hereof and prior to the Expiration Time, (i) the Company will not (and will cause its officers, directors, employees, representatives and agents not to) and Nelson will not, (A) initiate, solicit or encourage, directly or indirectly, or conduct negotiations with respect to any proposal or offer for a merger, asset acquisition or other business combination involving the Company or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Company (collectively, an "Acquisition Proposal") with any person, or otherwise contact any prospective buyer, other than WKUS or (B) enter into any agreement or provide any confidential information or data to any person in connection with or relating to any such Acquisition Proposal; (ii) each of such persons will immediately cease (and will cause its representatives to cease) any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any such Acquisition Proposal; and (iii) each of such persons will notify (and will cause its representatives to notify) WKUS as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations and/or discussions are sought to be initiated or continued with, the Company or Nelson.

     (b) The Company will continue to allow the representatives of WKUS to meet with the management of the Company (at reasonable times so as not to interfere with the operation of the Company) to examine (but not retain) the Company's financial, accounting, and business records, assets and liabilities, and all of its contracts and other legal documents, and generally to conduct a commercial, accounting, and legal investigation of the business and affairs of the Company. Such investigation, and any information obtained by WKUS as a result thereof, will be maintained by WKUS in confidence in accordance with our previously signed confidentiality agreement and will not be used or disclosed by WKUS if for any reason the transaction contemplated hereby is not consummated except to the extent


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permitted by such agreement. The results of such due diligence reviews must continue to be satisfactory to WKUS. The due diligence review will be completed by the execution of definitive documentation.

     (c) None of the Company, Nelson nor WKUS (subject to requirements of law) will make any announcement regarding this letter or any transaction which results from the contemplated negotiations without the prior approval of both the Company and WKUS, having regard for the fact that timely announcements may be required by law to be made to the financial and general press in the United States and the Netherlands. Accordingly, the Company and WKUS agree not to withhold or delay approval of such announcements unreasonably.

     (d) The Company and WKUS shall each pay their respective expenses incident to the negotiations, due diligence and the preparation of definitive documentation.

     If you are in agreement with the terms and conditions of this letter, please so indicate by executing a copy of this letter in the space provided below.


                                       Sincerely,

                                       WOLTERS KLUWER U.S. CORPORATION




                                       By: /s/ BRUCE C. LENZ
                                           ----------------------------
                                               Bruce C. Lenz,
                                               Executive Vice President

Accepted and Agreed to this
22nd day of September, 1998

OVID TECHNOLOGIES, INC.

By: /s/ MARK L. NELSON
        -------------------------
        Mark L. Nelson, President

/s/ MARK L. NELSON
    -----------------------------
    Mark L. Nelson